Exhibit 5.1
[REED SMITH LLP LETTERHEAD]
June 5, 2008
Board of Directors
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois, 60007
Re:	Registration Statement on Form S-8 dated June 5, 2008 Lime Energy Co. 2008 Long-Term Incentive Plan (the “Plan”)
          We have acted as counsel to Lime Energy Co., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to register 280,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”) to be issued pursuant to the Plan. In addition, we have examined such documents, legal opinions and precedents, corporate and other records of the Company that we have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all original documents submitted to us as certified or photostatic copies.
          On the basis of the foregoing, we are of the opinion that upon the issuance and sale of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.
          We do not purport to be an expert on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Very truly yours,
/s/ Reed Smith LLP

REEDSMITH LLP